Exhibit 10.3
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made by and between Western Refining GP, LLC, a Delaware limited liability company (the “Company”), and Gary R. Dalke (“Executive”), effective August 15, 2016 (the “Effective Date”).
W I T N E S S E T H:
WHEREAS, Executive has announced his retirement from the position of Chief Financial Officer effective August 15, 2016; and
WHEREAS, the Company is desirous of continuing to employ Executive in a non-executive capacity on the terms and conditions and for the consideration hereinafter set forth, and Executive is desirous of continuing to be employed by the Company on such terms and conditions and for such consideration;
WHEREAS, the Company and Executive previously entered into the Employment Agreement dated January 24, 2006 (as previously amended, the “Original Employment Agreement”), but wish to amend and restate the Original Employment Agreement in its entirety pursuant to the terms of this Agreement;
NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Executive agree as follows, effective as of the Effective Date:
ARTICLE 1
DEFINITIONS AND INTERPRETATIONS
Section 1.01.    Definitions.
(a)    “Affiliate” means, with respect to any natural person, firm, partnership, association, corporation, limited liability company, company, trust, entity, public body or government (a “Person”), any Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) as used in this definition means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. With respect to any natural person, the term “Affiliate” means (i) the spouse or children (including those by adoption) and siblings of such Person; and any trust whose primary beneficiary is such Person, such Person’s spouse, such Person’s siblings and/or one or more of such Person’s lineal descendants, (i) the legal representative or guardian of such Person or of any such immediate family member in the event such Person or any such immediate family member becomes mentally incompetent and (i) any Person controlled by or under common control with any one or more of such Person and the Persons described in clauses (i) or (ii) preceding.
(b)    “Cause” means Executive
(i)    has committed an act of fraud, embezzlement or willful breach of a fiduciary duty to WNR (including the unauthorized disclosure of confidential or proprietary material information of WNR), or
(ii)    has been convicted of, pled guilty to, or pleaded no contest to, a crime involving fraud, dishonesty or moral turpitude.
(c)    “Code” means the Internal Revenue Code of 1986, as amended.
(d)    “Compensation Committee” means the Compensation Committee of the Board of Directors of the Parent.
(e)    “Disability” means that, as a result of Executive’s incapacity due to physical or mental illness, he shall have been absent from the performance of his duties for six consecutive months and he shall not have returned to performance of his duties within 30 days after written notice of termination is given to Executive by the Company (provided, however, that such notice may not be given prior to 30 days before the expiration of such six-month period).
(f)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(g)    “Involuntary Termination” means a termination of Executive’s employment by the Company without Cause or an automatic termination of Executive’s employment pursuant to Section 3.02(b). A termination of Executive’s employment as a result of a resignation by Executive, termination for Cause or termination as a result of death or Disability is not an “Involuntary Termination”.
(h)    “Parent” means Western Refining, Inc.
(i)    “WNR” means the Company and its Affiliates, including, without limitation, the Parent.
Section 1.02.    Interpretations. In this Agreement, unless a clear contrary intention appears, (a) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (a) reference to any Article or Section means such Article or Section hereof, (a) the words “including” (and with correlative meaning “include”) means including, without limiting the generality of any description preceding such term and (a) where any provision of this Agreement refers to action to be taken by either party, or which such party is prohibited from taking an action, such provision shall be applicable whether such action is taken directly or indirectly by such party.

ARTICLE 2
EMPLOYMENT AND DUTIES
Section 2.01.    Employment. Effective as of the Effective Date and continuing for the period of time set forth in Section 3.01 of this Agreement, Executive’s employment by the Company shall be subject to the terms and conditions of this Agreement.
Section 2.02.    Positions. From and after the Effective Date, the Company shall employ Executive in the position of Senior Advisor or in such other positions as the parties may mutually agree.
Section 2.03.    Duties and Services. Executive agrees to serve in the position(s) referred to in Section 2.02 and to perform diligently the duties and services reasonably required by the Company. Executive’s employment shall also be subject to the policies maintained and established by the Company and the Parent that are of general applicability to the Company’s and the Parent’s employees, as such policies may be amended from time to time.
Section 2.04.    Duty of Loyalty. Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty to act at all times in the best interests of the Company and the Parent. In keeping with such duty, Executive shall make full disclosure to the Company and the Parent of all business opportunities pertaining to the Company’s and the Parent’s businesses and shall not appropriate for Executive’s own benefit business opportunities concerning the Company’s and the Parent’s businesses.
ARTICLE 3
TERM AND TERMINATION OF EMPLOYMENT
Section 3.01.    Term. Unless sooner terminated pursuant to other provisions hereof, the Company agrees to employ Executive for the period beginning on the Effective Date and ending on August 31, 2017 (the “Expiration Date”).
Section 3.02.    The Company’s Right To Terminate. (a) Notwithstanding the provisions of Section 3.01, the Company shall have the right to terminate Executive’s employment under this Agreement at any time for any of the following reasons:
(i)    upon Executive’s death;
(ii)    upon Executive’s Disability;
(iii)    for Cause; or
(iv)    for any other reason whatsoever, in the sole discretion of the Company.

(b)    Notwithstanding the provisions of Section 3.01, Executive’s employment under this Agreement shall automatically terminate 10 business days following the date that Jeff Stevens ceases to be Chief Executive Officer for any reason.
Section 3.03.    Executive’s Right To Terminate. Notwithstanding the provisions of Section 3.01, Executive shall have the right to terminate his employment under this Agreement for any reason whatsoever, in the sole discretion of Executive.
Section 3.04.    Notice Of Termination. If the Company desires to terminate Executive’s employment hereunder at any time prior to the Expiration Date, it shall do so by giving written notice to Executive that it has elected to terminate Executive’s employment hereunder and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions of this Agreement or rights arising under this Agreement. If Executive desires to terminate his employment hereunder at any time prior to the Expiration Date, he shall do so by giving written notice to the Company that he has elected to terminate his employment hereunder and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions of this Agreement or rights arising under this Agreement.
Section 3.05.    Deemed Resignations. Any termination of Executive’s employment shall constitute an automatic resignation of Executive from any other position he has with the Company and each of its Affiliates, if applicable.
ARTICLE 4
COMPENSATION AND BENEFITS
Section 4.01.    Base Salary. During the period that Executive is employed under this Agreement, Executive shall receive an annual base salary of $250,000. Executive’s annual base salary shall be paid in equal installments in accordance with the Company’s standard policy regarding payment of compensation but no less frequently than monthly. Executive will make himself available for up to 30 hours a week to work on projects as requested by the Company’s Chief Executive Officer.
Section 4.02.    Bonuses. For the fiscal year ending December 31, 2016, Executive shall continue to be eligible to participate in the Company’s and the Parent’s annual bonus plan or plans applicable to him for such year as previously approved by the Compensation Committee. For the fiscal year ending December 31, 2017, if he remains through the Expiration Date, Executive may be eligible to receive a bonus if approved by the Company’s Chief Executive Officer in his sole discretion.
Section 4.03.    Equity Awards. Executive will not be eligible for new equity-based grants. Executive’s currently outstanding equity awards (excluding any Performance Awards, the “Equity Awards”) will continue to vest on their current terms until the Expiration Date; provided that if Executive remains employed hereunder until the Expiration Date, or if Executive’s employment terminates earlier due to Involuntary Termination, all of Executive’s outstanding Equity Awards will become fully vested, subject to and effective upon Executive signing and letting become effective a general release of claims in substantially the form attached hereto as Exhibit A (the “Release”) on or before the last day of the minimum required waiver consideration period provided under the Age Discrimination in Employment Act or other applicable law or such other date as may be specified by the Company in the Release. If Executive’s employment terminates prior to the Expiration Date due to Executive’s death or Disability, any then-outstanding Equity Awards shall become fully vested in accordance with the applicable provisions of the underlying award agreement.
Section 4.04.    Performance Awards. The three-year performance awards currently outstanding with ongoing performance periods (the “Performance Awards”) will remain in effect through the Expiration Date in accordance with their terms; provided that, subject to Executive signing and letting become effective the Release as set forth above, if Executive remains employed hereunder until the Expiration Date, or if Executive’s employment terminates earlier due to Involuntary Termination, any then-outstanding Performance Awards will remain outstanding and eligible to become earned, vested and paid on a pro rata basis (reflecting the period from the beginning of the applicable performance period through the date of termination of Executive compared to the date on which the performance period would have ended), based on the actual achievement of the Performance Awards, as determined by the Compensation Committee following the end of the applicable performance period; provided further that if Executive’s employment terminates prior to the Expiration Date due to Executive’s death or Disability, any then-outstanding Performance Awards shall be deemed earned at target level and shall become vested on a pro rata basis (reflecting the period from the beginning of the applicable performance period through the date of termination of Executive compared to the date on which the performance period would have ended), which vested award shall be paid or settled within 60 days follownig such termination.
Section 4.05.    Other Perquisites. During the Executive’s employment hereunder, Executive shall be afforded the following benefits as incidences of his employment:
(a)    Business and Entertainment Expenses. Subject to the Company’s standard policies and procedures with respect to expense reimbursement as applied to its employees generally, the Company shall no less frequently than monthly reimburse Executive for, or pay on behalf of Executive, reasonable and appropriate expenses incurred by Executive for business related purposes, including dues and fees to industry and professional organizations and costs of entertainment and business development.
(b)    Other Company Benefits. Executive and, to the extent applicable, Executive’s spouse, dependents and beneficiaries, shall be allowed to participate in all benefits, plans and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to other executives or employees of the Company or the Parent. Such benefits, plans and programs shall include, without limitation, any profit sharing plan, thrift plan, health insurance or health care plan, life insurance, disability insurance, pension plan, supplemental retirement plan, vacation and sick leave plan, and the like which may be maintained by the Company or the Parent. Neither the Company nor the Parent shall, however, by reason of this paragraph be obligated to institute, maintain or refrain from changing, amending or discontinuing any such benefit plan or program, as long as such changes are similarly applicable to employees generally.
Section 4.06.    Parachute Payments. Notwithstanding anything to the contrary in this Agreement, if Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the benefits provided for in this Agreement, together with any other payments and benefits which Executive has the right to receive from WNR, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the benefits provided hereunder (beginning with any benefit to be paid in cash hereunder) shall be either(a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Executive from the Company will be one dollar ($1.00) less than three times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The determination as to whether any such reduction in the amount of the benefits provided hereunder is necessary shall be made by the Compensation Committee in good faith. If a reduced cash payment is made and through error or otherwise that payment, when aggregated with other payments and benefits from WNR used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Executive’s base amount, then Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section shall require the Company to be responsible for, or have any liability or obligation with respect to, Executive’s excise tax liabilities under Section 4999 of the Code.
Section 4.07.    Other Benefits. This Agreement governs the rights and obligations of Executive and the Company with respect to Executive’s base salary, equity awards and certain perquisites of employment. Except as expressly provided herein, Executive’s rights and obligations both during the term of his employment and thereafter with respect to deferred compensation, life insurance policies insuring the life of Executive and other benefits under the plans and programs maintained by the Company or the Parent shall be governed by the separate agreements, plans and other documents and instruments governing such matters.
ARTICLE 5
PROTECTION OF CONFIDENTIAL INFORMATION
Section 5.01.    Disclosure to and Property of the Company. All information, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by Executive, individually or in conjunction with others, during the period of Executive’s employment by the Company (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to WNR’s business, trade secrets, products or services (including, without limitation, all such information relating to corporate opportunities, product specification, compositions, manufacturing and distribution methods and processes, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within a customer’s organizations or within the organization of acquisition prospects, marketing and merchandising techniques, business plans, computer software or programs, computer software and database technologies, prospective names and marks) (collectively, the “Confidential Information”) shall be disclosed to WNR and are and shall be the sole and exclusive property of WNR. Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression (collectively, “Work Product”) are and shall be the sole and exclusive property of WNR. Upon Executive’s termination of employment with the Company, for any reason, Executive shall promptly deliver such Confidential Information and Work Product, and all copies thereof, to WNR.
Section 5.02.    Disclosure to Executive. WNR has and will disclose to Executive, or place Executive in a position to have access to or develop, Confidential Information and Work Product of WNR; and/or has and will entrust Executive with business opportunities of WNR; and/or has and will place Executive in a position to develop business goodwill on behalf of WNR. Executive agrees to preserve and protect the confidentiality of all Confidential Information or Work Product of WNR.
Section 5.03.    No Unauthorized Use or Disclosure. Executive agrees that he will not, at any time during or after Executive’s employment by the Company, make any unauthorized disclosure of, and will prevent the removal from WNR’s premises of, Confidential Information or Work Product of WNR, or make any use thereof, except in the carrying out of Executive’s responsibilities during the course of Executive’s employment with the Company. Executive shall use commercially reasonable efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by him under this Agreement to observe the terms and conditions set forth herein as though each such person or entity was bound hereby. Executive shall have no obligation under this Agreement to keep confidential any Confidential Information if and to the extent that disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Executive shall provide WNR with prompt notice of such requirement prior to making any such disclosure so that WNR may seek an appropriate protective order. At the request of WNR at any time, Executive agrees to deliver to WNR all Confidential Information that he may possess or control. Executive agrees that all Confidential Information of WNR (whether now or hereafter existing) conceived, discovered or made by him during the period of Executive’s employment by the Company exclusively belongs to WNR (and not to Executive), and Executive will promptly disclose such Confidential Information to WNR and perform all actions reasonably requested by WNR to establish and confirm such exclusive ownership. Affiliates of the Company, including, without limitation, the Parent, shall be third-party beneficiaries of Executive’s obligations under this Article 5. As a result of Executive’s employment by the Company, Executive may also from time to time have access to, or knowledge of, Confidential Information or Work Product of third parties, such as customers, suppliers, partners, joint venturers and the like, of WNR. Executive also agrees to preserve and protect the confidentiality of such third-party Confidential Information and Work Product to the same extent, and on the same basis, as WNR’s Confidential Information and Work Product.
Section 5.04.    Ownership by the Company. If, during Executive’s employment by the Company, Executive creates any work of authorship fixed in any tangible medium of expression that is the subject matter of copyright (such as videotapes, written presentations, computer programs, e-mail, voice mail, electronic databases, drawings, maps, architectural renditions, models, manuals, brochures or the like) relating to the Company’s business, products or services, whether such work is created solely by Executive or jointly with others (whether during business hours or otherwise and whether on the Company’s premises or otherwise), including any Work Product, the Company shall be deemed the author of such work if the work is prepared by Executive in the scope of Executive’s employment; or, if the work is not prepared by Executive within the scope of Executive’s employment but is specially ordered by the Company as a contribution to a collective work, as a part of an audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made-for-hire, and the Company shall be the author of the work. If such work is neither prepared by Executive within the scope of Executive’s employment nor a work specially ordered that is deemed to be a work made-for-hire, then Executive hereby agrees to assign, and by these presents does assign, to the Company all of Executive’s worldwide right, title and interest in and to such work and all rights of copyright therein.
Section 5.05.    Assistance By Executive. During the period of Executive’s employment by the Company and thereafter, Executive shall reasonably assist the Company and its nominee, at any time, in (a) the protection of WNR’s worldwide right, title and interest in and to Work Product, (a) the execution of all formal assignment documents requested by WNR or its nominee and (a) the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries.
Section 5.06.    Remedies. Executive acknowledges that money damages would not be a sufficient remedy for any breach of this Article 5 by Executive, and WNR shall be entitled to enforce the provisions of this Article 5 by terminating payments then owing to Executive under this Agreement or otherwise and to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Article 5 but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive and his agents.
ARTICLE 6
NON-COMPETE
Section 6.01.    Acknowledgments. Executive acknowledges that WNR has engaged, and that WNR will continue to engage, in the business of refining, transporting and/or marketing (either wholesale or retail) petroleum products by pipeline, truck or other methods (the “Business”) in (a) that portion of Texas which is West of U.S. Interstate Highway 35 (as it may be renamed or redesignated in the future), (a) New Mexico, (a) Arizona and (a) Juarez, Mexico (collectively, the “Territory”).
Section 6.02.    Restriction. Employee covenants and agrees that, from the Effective Date until the Expiration Date (the “Restricted Period”), for any reason, Executive will not:
(a)    directly or indirectly (whether as principal, agent, independent contractor, partner or otherwise) own, manage, operate, control, participate in, perform services for or otherwise carry on a business similar to or competitive with the Business anywhere in the Territory or in any other state in the United States in which WNR or any Affiliate of WNR has refined or sold petroleum products within the period of twelve (12) months prior to the termination of such employment; or
(b)    induce or attempt to persuade any employee, agent, customer or supplier of WNR or any Affiliate of WNR to terminate such employment, agency or business relationship in order to enter into any such relationship on behalf of any other business organization.
Section 6.03.    Stock Ownership. Notwithstanding anything in this Article 6 to the contrary, Executive shall not be prohibited from owning in excess of 2% in the aggregate of any class of capital stock of any corporation if such stock is publicly traded and listed on any national or regional stock exchange or on the NASDAQ market system.
ARTICLE 7
MISCELLANEOUS
Section 7.01.    Indemnification. If Executive shall obtain any money judgment or otherwise prevail with respect to any litigation brought by Executive or the Company to enforce or interpret any provision contained herein, the Company, to the fullest extent permitted by applicable law, hereby indemnifies Executive for his reasonable attorneys’ fees, other reasonable professional fees and disbursements incurred in such litigation and hereby agrees (a) to pay in full all such fees and disbursements and (a) to pay prejudgment interest on any money judgment obtained by Executive from the earliest date that payment to him should have been made under this Agreement until such judgment shall have been paid in full, which interest shall be calculated at 2% plus the prime or base rate of interest as reported from time to time in the Wall Street Journal.
Section 7.02.    Payment Obligations Absolute. Except as specifically provided in Section 5.06, the Company’s obligation to pay (or cause one of its subsidiaries or the Parent to pay) Executive the amounts and to make the arrangements provided in this Agreement shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company (including its subsidiaries and the Parent) may have against him or anyone else. All amounts payable by the Company (including its subsidiaries and the Parent hereunder) shall be paid without notice or demand.
Section 7.03.    Notices. For purposes of this Agreement, notices and all other communications provided in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, or when sent by recognized overnight delivery service, addressed as follows:
If to the Company:
Western Refining GP, LLC
6500 Trowbridge Drive
El Paso, Texas 79905
Attention: General Counsel
If to Executive:
4347 Jokake Drive
Scottsdale Arizona 85251

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.
Section 7.04.    Applicable Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas, without reference to its choice of law provisions.
Section 7.05.    No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
Section 7.06.    Severability. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 7.07.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.
Section 7.08.    Withholding of Taxes and Other Employee Deductions. The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to the Company’s employees generally.
Section 7.09.    Section 409A. Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” on the date of his “separation from service” (each term as defined in Section 409A of the Code), as determined by the Company in accordance with Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such separation from service is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in the payments or benefits ultimately paid or provided to Executive) until the date that is at least six (6) months following Executive’s separation from service with the Company (or the earliest date permitted under Section 409A of the Code), whereupon the Company will pay Executive a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to Executive under this Agreement during the period in which such payments or benefits were deferred. All amounts payable hereunder are intended to be exempt from Section 409A of the Code pursuant to the “short-term deferral” exception thereunder and shall be paid within such short-term deferral” period. To the extent such exemption is not available, with respect to the provisions of this Agreement which provide for “nonqualified deferred compensation” within the meaning of Section 409A of the Code, this Agreement is intended to comply with the provisions of Section 409A of the Code and the Regulations thereunder and shall be so interpreted, construed and administered. If under the terms of this Agreement the execution of the Release is a condition precedent to Executive receiving payments or benefits under this Agreement, if the period during which Executive has discretion to execute and/or revoke the Release straddles two calendar years, the payments and benefits, to the extent they constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, shall be paid in the second of the two calendar years, regardless of within which calendar year Executive actually delivers the executed Release to the Company.
Section 7.10.    Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

Section 7.11.    Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.
Section 7.12.    Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, by merger or otherwise. This Agreement shall also be binding upon and inure to the benefit of Executive and his estate. If Executive shall die prior to full payment of amounts due pursuant to this Agreement, such amounts shall be payable pursuant to the terms of this Agreement to his estate. The Company may assign this Agreement to a successor business, the Parent or any Affiliate or subsidiary of the Company upon written notice to Executive. Executive shall not have any right to pledge, hypothecate, anticipate or assign this Agreement or the rights hereunder, except by will or the laws of descent and distribution.
Section 7.13.    Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to such subject matter. Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof are hereby null and void and of no further force and effect, including, without limitation, the Original Employment Agreement and any other prior employment and severance agreements, if any, by and between the Company and Executive. Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the Effective Date.

THE COMPANY:
WESTERN REFINING GP, LLC
By:	/s/ Jeff A. Stevens
Name: Jeff A. Stevens
Title: Chief Executive Officer

EXECUTIVE

By:	/s/ Gary R. Dalke
Name: Gary R. Dalke

EXHIBIT A
Form of Release

Execution Copy

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement ("Agreement") is entered into by and between Gary R. Dalke ("EMPLOYEE") and WESTERN REFINING COMPANY, L.P. (“WNR”).

EMPLOYEE and WNR have terminated their employment relationship and have agreed upon a separation package. EMPLOYEE has also voluntarily decided to waive any rights or claims he has or may have against WNR, and to execute this Agreement in return for the payment and promises described below.

In return for the mutual promises and agreements set forth below, EMPLOYEE and WNR agree to the following:

1.    Termination Date. EMPLOYEE and WNR have agreed that EMPLOYEE’s last day of employment is August 31, 2017 (the “Termination Date”). As of the Termination Date, EMPLOYEE resigns from any position he held, if any, as an officer, director, trustee, or similar position, with WNR and/or any of its affiliated entities and WNR accepts that resignation.

2.    Consideration and Severance Pay. In exchange for EMPLOYEE entering into this Agreement, WNR agrees to provide EMPLOYEE the compensation and benefits set forth in the Employment Agreement to which this Agreement is attached.

3.    Release. In return for the payments and benefits described above, EMPLOYEE, individually and on behalf of his heirs, assigns, and legal representatives completely releases and forever discharges WNR, including WESTERN REFINING COMPANY, L.P., WESTERN REFINING, INC., their parent, subsidiary and affiliated entities, and all of their employees, officers, directors, agents, servants, and representatives (hereinafter referred to “RELEASED ENTITIES”), of and from any and all claims, demands, actions, and causes of action of every kind, nature, and description whatsoever, at law or in equity, including, but not limited to, all claims he now has, may have, or may acquire in the future, on account of or in any way arising from his employment or termination of employment with WNR, including but not limited to, all claims arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Fair Labor Standards Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act of 1974, the Arizona Civil Rights Act, the Arizona Minimum Wage law, and the Arizona Equal Pay Act , as well as all other statutory and common law claims of any kind or character, with the sole exception of those claims that by law cannot be released.

4.    Release of Age Discrimination Claims. Also in consideration of the promises and understandings contained in this Agreement, EMPLOYEE hereby specifically releases, waives, acquits and forever discharges any claims, causes of action, or suits for claims, if any, which have arisen as of the date of this Agreement under the Age Discrimination in Employment Act (ADEA), as amended by the Older Workers Benefit Protection Act (OWBPA), or under the age provisions of applicable state law. EMPLOYEE further acknowledges having been advised by this writing that:

(a)	he is knowingly and voluntarily waiving and releasing any rights he may have under the ADEA, as amended;

(b)	the consideration given for the waiver and release is in addition to anything of value to which he is or may have been entitled;

Execution Copy

(c)	this waiver and release does not apply to any rights or claims that may arise after execution date of this Agreement;
(d)    he has the right to consult with an attorney before executing this Agreement;

(e)
he has twenty-one (21) days to consider this Agreement and no changes to this Agreement, whether material or immaterial, restart the 21 day period (although he may choose to voluntarily execute this Agreement earlier and doing so waives any right to review it for longer);

(f)
he has seven (7) days following the execution of this Agreement by the Parties to revoke the Agreement; and to effectuate EMPLOYEE’s revocation, WNR must receive written notice no later than 11:59 p.m. on the seventh (7th) day after he executes this Agreement at the following address: Victor Rueda, Vice President Human Resources, Western Refining, 1250 W. Washington, Suite 101, Tempe, AZ 85281; and

(g)	this Agreement shall not become effective until the eighth (8th) day after he executes this Agreement, and on the condition that he has not previously revoked the Agreement (“Effective Date”);
5.     No Interference with Rights.  Nothing in this Agreement is intended to waive claims (i) for unemployment or workers' compensation benefits, (ii) for vested rights under ERISA-covered employee benefit plans as applicable on the date Employee signs this Agreement, (iii) that may arise after Employee signs this Agreement, or (iv) which cannot be released by private agreement. In addition, nothing in this Agreement including but not limited to the release of claims, proprietary information, confidentiality, cooperation, and non-disparagement provisions, prevent Employee from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission, or any other any federal, state or local agency charged with the enforcement of any laws, or from exercising rights under Section 7 of the NLRA to engage in joint activity with other employees, although by signing this Agreement, EMPLOYEE is waiving rights to individual relief based on claims asserted in such a charge or complaint, or asserted by any third-party on EMPLOYEE's behalf, except where such a waiver of individual relief is prohibited.

7.    Confidentiality. EMPLOYEE understands and agrees that the contents of and facts surrounding this Agreement, including the amount of consideration specified above and the fact that a payment was made, shall be confidential and shall not be disclosed in any manner except to EMPLOYEE’s spouse, attorney, or tax advisor, a governmental authority, or as compelled by judicial process or otherwise required by law.

8.     Non-Disclosure of Confidential Information. EMPLOYEE understands and agrees that he will not at any time following the termination of his employment, disclose to anyone (whether or not the disclosure is for EMPLOYEE’s personal benefit) any secret or confidential information of WNR, including without limitation the following: any technical or non-technical data, formulae, compilations, programs, devices, methods, techniques, procedures, manuals, financial data, business plans, lists of actual or potential customers, information about customer requirements, costs and sources of supplies and equipment, lists of executives, any information

Execution Copy

regarding WNR’s products, marketing or database, expansion or acquisition plans, legal strategies, pending litigation, or other business-related matters of which EMPLOYEE has knowledge, whether protected by the attorney-client privilege or not, which are not generally known to the public. Such information is extremely valuable to WNR and EMPLOYEE agrees to keep it confidential whether or not it is deemed to be a “trade secret” under applicable law.

9.    Return of Company Property. EMPLOYEE represents that within 24 hours of his last day of employment, he will return to WNR all property belonging to WNR, including without limitation all correspondence, files, manuals, letters, notes, notebooks, reports, programs, plans, proposals, purchase-sale agreements, legal forms and models, financial documents, cell phones, credit cards, keys, and any other documents or data concerning WNR’s business, with the sole exception of specific documents identified in writing by EMPLOYEE and approved by WNR, provided such documents do not contain company-specific information, such as but not limited to, the names of companies purchased and the amounts paid, or other confidential information not otherwise known to the public.

10.    Non-Disparagement. EMPLOYEE shall at all times hereafter refrain from any activity harmful to or making any disparaging or negative statements, whether offered as fact or opinion, concerning the RELEASED ENTITIES, either publicly or privately, unless lawfully subpoenaed, ordered by the court, or pursuant to a governmental investigation.

11.    Modifications. This Separation and Release Agreement constitutes the entire agreement between EMPLOYEE and WNR and may not be modified except in writing signed by both parties.

12.    No Admission of Liability. By entering into this release, WNR does not admit any liability to EMPLOYEE.

13.    Choice of Law. The laws of the State of Arizona shall govern this Agreement. The parties further understand and agree that, in any legal proceeding arising under this Agreement, venue shall be in Maricopa County, Arizona.

In signing this document, I state that I have read this Agreement, that I have had the opportunity to review it with an attorney of my choice, and that I fully understand and voluntarily enter into it.

Signed this ________ day of _______________, 2016.

Gary R. Dalke